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                                                                    EXHIBIT 21.1

          SUBSIDIARIES OF DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED
                              AS OF JUNE 30, 1996

  As of June 30, 1996, none of Donnelley Enterprise Solutions Incorporated's subsidiaries, considered in the aggregate as a single subsidiary, would constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.